EXHIBITS 5 AND 23.1






                             October 26, 1995



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:  Wolverine World Wide, Inc.
     Registration Statement on Form S-8
     1995 Stock Incentive Plan

Dear Sir or Madam:

         We represent Wolverine World Wide, Inc., a Delaware corporation (the "Corporation") with respect to the above-captioned registration statement on Form S-8 (the "Registration Statement") filed pursuant to the Securities Act of 1933 (the "Act") to register 750,000 shares of the Corporation's common stock, $1 par value per share.

         As general counsel for the Corporation, we have examined and are familiar with the Corporation's Certificate of Incorporation, Bylaws, and other corporate records and docu- ments and have made such further examination as we have deemed necessary or advisable in order to enable us to render this opinion. We have also assisted in preparing the Registration Statement.

         Based on the foregoing, we are of the opinion that:

     1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware.

     2. The seven hundred fifty thousand shares of common stock being registered on Form S-8 under the Act are duly authorized shares, and when issued pursuant to the Corporation's 1995 Stock Incentive Plan will be legally issued and outstanding, fully paid, and nonassessable.






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         We hereby consent to the use of this opinion as an Exhibit to the
Registration Statement on Form S-8 covering the common stock to be issued pursuant to the Corporation's 1995 Stock Incentive Plan.

                             Very truly yours,

                             WARNER NORCROSS & JUDD LLP


                             By /s/Blake W. Krueger
                                Blake W. Krueger
                                A Partner





































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